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			 Exhibit 99.1 - PRESS RELEASE




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FOR IMMEDIATE RELEASE                           September 23, 1996


CONTACT: Amy L. Timmerman, Investor Relations - 617-221-6396 John A. Simas, SVP and CFO - 617-221-6307
			FAX: (617) 221-7594


BOSTONFED BANCORP, INC. AGREES TO BUY BROADWAY CAPITAL CORPORATION AND ITS COMMERCIAL BANK SUBSIDIARY, BROADWAY NATIONAL BANK, FOR $22 MILLION


Burlington, MA - BostonFed Bancorp, Inc. (AMEX - BFD) (BostonFed), parent of Boston Federal Savings Bank, today announced the signing of a definitive agreement to acquire Broadway Capital Corporation (Broadway) and its subsidiary, Broadway National Bank. Under the terms of the agreement, holders of Broadway common stock will receive $369.31 in cash for each of their shares, which equates to an aggregate purchase price of approximately $22.0 million.

David F. Holland, the President and CEO of BostonFed, stated, "The acquisition of Broadway is consistent with our goal of enhancing shareholder value. We expect the transaction to be immediately accretive to earnings per share. The acquisition of Broadway National Bank with its strong history of service to its community will bring commercial banking relationships to BostonFed and accelerate our efforts to become more active in business and consumer lending. It will also provide an expanded market for Boston Federal Savings Bank's products and services while providing a source of low cost funding. The acqusition will add two full-service banking offices located north of Boston, bringing the franchise total to 10."

BostonFed intends to operate Broadway National Bank as a separate subsidiary and maintain its offices serving Chelsea and Revere. The transaction is subject, among other things, to approval by regulators. It is anticipated that the transaction will close in the first quarter of 1997.

Broadway Capital Corporation had assets of approximately $121 million and equity of approximately $15.3 million on June 30, 1996. Broadway has a strong and consistent record of earnings.

In connection with its consideration of the proposed acquisition, BostonFed was assisted by Sandler O'Neill & Partners, L.P., which had previously underwritten the Company's mutual-to-stock conversion.

BostonFed had assets of $778.0 million and equity of $88.9 million at June 30, 1996 and has 8 full service offices in the suburban area of greater Boston.